1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Announces
Second-Quarter/Six-Month 2010 Results

HIGHLIGHTS

▪	Exploratory Activities:

o	Potential hydrocarbon bearing zones at the Blueberry Hill deep gas sidetrack location. Additional drilling and logging will be performed to further evaluate the prospective intervals.
o	Offset appraisal well at Davy Jones commenced on April 7, 2010 and is currently drilling below 11,100 feet towards a proposed total depth of 29,950 feet.
o	Blackbeard East ultra-deep exploratory well commenced on March 8, 2010 and is currently drilling below 18,400 feet towards a proposed total depth of 29,950 feet.
o	Lafitte ultra-deep exploratory well expected to commence drilling in the second half of 2010.
o	Deep gas exploratory drilling in the second half of 2010 expected to include the Boudin, Hurricane Deep and Platte prospects.
▪	Development Activities:
o	Completed engineering and design for the completion of the Davy Jones #1 discovery well. The completion and flow test are expected to be performed in the third quarter of 2011.
▪	Second-quarter 2010 production averaged 165 Million cubic feet of natural gas equivalents per day (MMcfe/d) net to McMoRan, compared with 187 MMcfe/d in the second quarter of 2009.
▪	Average daily production for 2010 is expected to approximate 160 MMcfe/d net to McMoRan, including 145 MMcfe/d in the second half of 2010.
▪	Operating cash flows totaled $11.2 million for the second quarter of 2010 and $91.5 million for the six months ended June 30, 2010.
▪
Capital expenditures totaled $60.6 million in the second quarter of 2010 and $101.4 million for the six months ended June 30, 2010.  McMoRan expects capital expenditures to approximate $240 million for the year.

▪	Cash at June 30, 2010 totaled $217 million.

James R. Moffett and Richard Adkerson, McMoRan’s Co-Chairmen, said, “We remain focused and optimistic on the significant opportunities for McMoRan as we define the potential of our deep and ultra-deep drilling in the shallow waters of the Gulf of Mexico.  During the second quarter, we completed important engineering studies which will enable us to complete and test the significant potential of our Davy Jones discovery well.  We also advanced drilling of the Davy Jones offset appraisal well and the Blackbeard East ultra-deep well, and encountered positive results in our drilling at the Blueberry Hill deep gas prospect.  We look forward to reaching our target objectives in these wells, advancing our development plans at Davy Jones and pursuing our exciting exploration strategy.”

NEW ORLEANS, LA, July 19, 2010 – McMoRan Exploration Co. (NYSE: MMR) today reported a net loss applicable to common stock of $21.7 million, $0.23 per share, for the second quarter of 2010 compared with a net loss of $100.6 million, $1.40 per share, for the second quarter of 2009.

SUMMARY FINANCIAL TABLE*

	Second Quarter		Six Months
	2010	2009	2010	2009
	(In thousands, except per share amounts)
Revenues	$108,041	$96,552	$240,529	$193,928
Operating loss	(5,188)	(87,258)	(46,470)	(136,397)
Loss from continuing operations	(15,017)	(94,707)	(66,771)	(154,199)
Loss from discontinued operations	(1,436)	(3,050)	(3,076)	(4,117)
Net loss applicable to common stock(a,b)	(21,746)	(100,612)	(87,906)	(163,853)
Diluted net loss per share: Continuing operations	$(0.22)	$(1.36)	$(0.93)	$(2.24)
Discontinued operations	(0.01)	(0.04)	(0.03)	(0.06)
Applicable to common stock	$(0.23)	$(1.40)	$(0.96)	$(2.30)
Diluted average shares outstanding	93,101	71,943	91,428	71,209
Operating cash flows(c)	$11,240	$19,738	$91,533	$53,531
EBITDAX(d)	$59,010	$58,905	$143,740	$126,834
Capital Expenditures	$60,598	$55,168	$101,436	$84,331

*
If any in-progress well or unproved property is determined to be non-productive or no longer meets the capitalization requirements under applicable accounting rules after the date of this release but prior to the filing of McMoRan’s June 30, 2010 Form 10-Q, the related costs incurred through June 30, 2010 would be charged to expense in McMoRan’s second-quarter 2010 financial statements.  MMR’s investment in its six in-progress or unproved wells totaled $121.0 million at June 30, 2010, including $46.4 million associated with the Davy Jones discovery and offset appraisal wells.

a.	Notable items impacting the financial results for the 2010 and 2009 periods are included in the following table:
	Second Quarter				Six Months
	2010		2009		2010	2009
	(In thousands)
Impairment charges(1)	$(13,726)		$(14,591)		$(70,702)	$(53,545)
Non-productive exploration well charges	(2,859	)(2)	(38,143	)(3)	(7,471)	(54,369)
Gain (loss) on oil and gas derivative contracts(4)	(477)		(2,972)		3,268	15,886
Insurance Proceeds(5)	9,171		35		9,171	18,742
Charges for inducement of preferred stock(6)	(1,903)		-		(10,769)	-

(1)	Reduction of certain fields’ net carrying value to fair value based on period-end pricing and cost assumptions and estimated remaining reserves.
(2)
Primarily associated with incremental costs incurred below 19,000 feet after March 31, 2010 associated with the Blueberry Hill offset appraisal well.  Results below 19,000 feet were determined to be non-commercial and McMoRan commenced sidetracking efforts in April 2010 to a location southwest of the pay sands seen in 2009.

(3)	Primarily related to two exploration wells which were determined to be non-commercial in the second quarter of 2009.
(4)	See details of gains (losses) on oil and gas derivative contracts on page I (d).
(5)	Partial payments for insured losses related to the September 2008 hurricanes in the Gulf of Mexico.
(6)
See details on induced conversions of preferred stock on page I (f).  Subsequent to June 30, 2010 approximately 7,000 shares of 8% preferred stock with a liquidation preference of $7.0 million were induced to convert into 1.0 million shares of McMoRan common stock.  Annual preferred dividend savings following the second quarter and subsequent transactions approximate $1.3 million.  After giving effect to these conversions, McMoRan has approximately 22,000 shares of its 8% preferred stock and approximately 95.5 million shares of common stock outstanding.

b.	After preferred dividends.
c.
Includes working capital sources (uses) of $(10.9) million in second-quarter 2010, $(2.9) million in second-quarter 2009, $20.3 million in the first six months of 2010 and $(9.3) million in the first six months of 2009.

d.	See reconciliation of EBITDAX to net loss applicable to common stock on page II.

PRODUCTION AND DEVELOPMENT ACTIVITIES

Second-quarter 2010 production averaged 165 MMcfe/d net to McMoRan, compared with 187 MMcfe/d in the second quarter of 2009.  Production in the second quarter of 2010 was lower than publicly reported estimates in April 2010 of 170 MMcfe/d primarily because of unscheduled downtime for maintenance on pipelines and other facilities.  Production is expected to average approximately 145 MMcfe/d in the second half of 2010 and 160 MMcfe/d for the year, lower than the previous estimate of 170 MMcfe/d primarily resulting from the timing of development activities and increased downtime for pipeline and facility maintenance.  McMoRan’s estimated production rates are dependent on the timing of planned recompletions, production performance and other factors and do not consider possible curtailments caused by storm activity in the Gulf of Mexico.

Following the Flatrock discovery in OCS 310 on South Marsh Island Block 212 in July 2007, McMoRan has drilled five additional successful wells in the field.  Production from these six Flatrock wells averaged a gross rate of approximately 187 MMcfe/d (35 MMcfe/d net to McMoRan) in the second quarter of 2010.  The operator plans to recomplete the #229 & #230 wells in 2010.  McMoRan has a 25.0 percent working interest in Flatrock and Plains Exploration & Production Company (NYSE: PXP) holds a 30.0 percent working interest.

EXPLORATION ACTIVITIES

McMoRan’s exploration strategy is focused in the shallow waters (i.e. less than 150 feet of water) of the Gulf of Mexico and Gulf Coast area on the “deep gas play” and on the “ultra-deep gas play.”  Deep gas prospects target large Miocene age deposits above the salt weld (i.e. listric fault) at depths typically between 15,000 to 25,000 feet.  Ultra-deep prospects target objectives typically at depths below 25,000 feet beneath the salt weld in the Miocene and older age sections that have been correlated to those sections that have been productive in deepwater drilling by other industry participants.

McMoRan does not operate in the deepwater Gulf of Mexico; consequently, its exploration activities are not subject to the drilling suspension imposed by the Department of Interior on drilling operations.  New regulations and enhanced safety certifications have been issued for all operations in the Gulf of Mexico.  McMoRan completed the necessary certifications and is providing required information to secure permits for future drilling.

Shallow Water, Deep Gas Exploration Activities
The Blueberry Hill #9 STK1, located on Louisiana State Lease 340 in 10 feet of water, commenced drilling on April 26, 2010 and has been drilled to a true vertical depth (TVD) of 23,500 feet (24,279 feet measured depth).  Log-while-drilling tools have indicated sands with high resistivity levels below 23,100 feet, which may be the beginning of a hydrocarbon bearing interval.  McMoRan is setting a drilling liner above the identified sand section before evaluating the #9 STK1 well with wireline logs to determine the porosity of the identified sands and quantify potential net pay in the well.  Because the current well depth is in a resistive sand, additional drilling is required to determine the thickness of the identified sand interval.  The Blueberry Hill #9 STK1 has a proposed TVD of 24,000 feet.

The sands identified to date in the #9 STK1 well appear to be of similar age to the sands identified in previous Blueberry Hill wells drilled in 2009.  The 2009 wells, located approximately 3,000 feet north of the #9 STK1 well, established hydrocarbons in three different zones between 21,300 feet and 22,500 feet.  The data obtained in recent drilling indicates that a sizeable fault appears to separate the original three penetrations in 2009 from the well currently in progress.

McMoRan owns a 42.9 percent working interest and a 29.7 percent net revenue interest in the Blueberry Hill well.  PXP holds a 47.9 percent working interest.  McMoRan’s investment in the Blueberry Hill field totaled $21.5 million at June 30, 2010, including $14.7 million in costs associated with the #9 STK1 well currently in progress.

McMoRan’s deep gas exploratory drilling plans in 2010 also include the Boudin, Hurricane Deep and Platte prospects.  Boudin is located in 20 feet of water on Eugene Island Block 26.  The well has a proposed total depth of 23,050 feet and will test Miocene objectives.  McMoRan and PXP each hold a 45 percent working interest in Boudin.  Hurricane Deep is located on the southern flank of the Flatrock structure in twelve feet of water on South Marsh Island Block 217.  The well has a proposed total depth of 21,750 feet and is targeting the significant Gyro sand encountered in the Hurricane Deep well (No. 226) in 2007 and deeper potential.  McMoRan holds a 25 percent working interest and PXP holds a 30 percent working interest in Hurricane Deep.  McMoRan’s investment in Hurricane Deep totaled $21.9 million at June 30, 2010, and its share of costs to re-drill to 18,450 feet is expected to be covered under its insurance program.  Platte, which is located in Vermillion Parish, Louisiana, has a proposed total depth of 18,700 feet.

Shallow Water, Ultra-deep Exploration Activities
The data received to date from ultra-deep drilling on the Shelf confirm McMoRan’s geologic modeling, which correlates objective sections on the Shelf below the salt weld (i.e. listric fault) in the Miocene and older age sections to those productive sections seen in deepwater discoveries by other industry participants.  In addition to Davy Jones and Blackbeard West, McMoRan has identified 15 ultra-deep prospects in shallow water.  McMoRan’s ultra-deep drilling plans in 2010 include the Blackbeard East and Lafitte exploratory wells and delineation drilling at Davy Jones. Future plans also include the John Paul Jones prospect located north of Davy Jones.

In February 2010, the Davy Jones discovery well on South Marsh Island Block 230 was drilled to a total depth of 29,000 feet.  As reported in January 2010, McMoRan logged 200 net feet of pay in multiple Eocene/Paleocene (Wilcox) sands in the well.  In March 2010, a production liner was set and the well was temporarily abandoned until necessary equipment for the completion is available.  Flow testing will be required to confirm the ultimate hydrocarbon flow rates from the well.  McMoRan completed the well design in the second quarter of 2010 and the long-lead equipment needed to complete, test and produce the well is being procured.  The completion and flow test are expected to be performed in the third quarter of 2011.

On April 7, 2010, McMoRan commenced drilling the Davy Jones offset appraisal well on South Marsh Island Block 234, two and a half miles southwest of the discovery well.  The well is currently drilling below 11,100 feet towards a proposed total depth of 29,950 feet.  The offset appraisal well (Davy Jones #2) is expected to test similar sections up-dip to the discovery well, as well as deeper objectives, including potential additional Wilcox and possibly Cretaceous (Tuscaloosa) sections.

Davy Jones involves a large ultra-deep structure encompassing four OCS lease blocks (20,000 acres).  McMoRan is funding 28.7 percent of the drilling costs and holds a 32.7 percent working interest and 25.9 percent net revenue interest.  Other working interest owners in Davy Jones include: PXP (27.7%), Energy XXI (NASDAQ: EXXI) (15.8%), Nippon Oil Exploration USA Limited (12%), W.A. "Tex" Moncrief, Jr. (8.8%) and a private investor (3%).  McMoRan’s investment in Davy Jones totaled $46.4 million at June 30, 2010, including $13.1 million in costs associated with the offset appraisal well in progress.

The Blackbeard East ultra-deep exploration well commenced drilling on March 8, 2010 and is currently drilling below 18,400 feet. The well, which is located in 80 feet of water on South Timbalier Block 144, has a proposed total depth of 29,950 feet and will target Middle and Deep Miocene objectives seen below 30,000 feet in Blackbeard West, nine miles away, as well as younger Miocene objectives. McMoRan is funding 32.0 percent of the exploratory costs and holds a 38.5 percent working interest and 30.7 percent net revenue interest.  Other working interest owners in Blackbeard East include: PXP (31.5%), EXXI (18.0%), W.A. "Tex" Moncrief, Jr. (10.0%) and a private investor (1.6%).  McMoRan’s investment in Blackbeard East totaled $19.3 million at June 30, 2010.

The Lafitte ultra-deep exploration well is expected to commence drilling in the second half of 2010. Like Blackbeard East, Lafitte will target Middle and Deep Miocene objectives. Lafitte is located on Eugene Island Block 223 in 140 feet of water.

The information gained from the Blackbeard East and Lafitte wells will enable McMoRan to develop plans for future operations at Blackbeard West.  As previously reported, the Blackbeard West ultra-deep exploratory well on South Timbalier Block 168 was drilled to 32,997 feet in 2008.  Logs indicated four potential hydrocarbon bearing zones that require further evaluation and the well was temporarily abandoned.  In May 2009, the Bureau of Ocean Energy granted McMoRan’s request for a geophysical Suspension of Operations (SOO) to extend its Blackbeard West leases in the Blackbeard area.  The SOO is allowing McMoRan to evaluate whether to drill deeper at Blackbeard West, drill an offset location or complete the well to test the existing zones.  McMoRan’s investment in the Blackbeard West well totaled $31.3 million at June 30, 2010.

REVENUES

McMoRan’s second-quarter 2010 oil and gas revenues totaled $104.1 million, compared to $94.1 million during the second quarter of 2009.  During the second quarter of 2010, McMoRan’s sales volumes totaled 9.8 Bcf of gas, 626,400 barrels of oil and condensate and 1.4 Bcfe of plant products, compared to 11.2 Bcf of gas, 751,500 barrels of oil and condensate and 1.3 Bcfe of plant products in the second quarter of 2009.  McMoRan’s second-quarter comparable average realizations for gas (before hedging) were $4.66 per thousand cubic feet (Mcf) in 2010 and $3.92 per Mcf in 2009; for oil and condensate McMoRan received an average of $76.20 per barrel in second-quarter 2010 compared to $58.24 per barrel in second-quarter 2009.

CASH, LIQUIDITY AND CAPITAL EXPENDITURES

At June 30, 2010, McMoRan had $217 million in cash.  Total debt was $375 million at June 30, 2010, including $75 million in 5¼% convertible senior notes due in October 2011 with a conversion price of $16.575 per share.  McMoRan currently has no amounts borrowed under its $175 million revolving credit facility and $75 million in availability after considering $100 million in outstanding letters of credit.

Capital expenditures totaled $60.6 million for the second quarter of 2010 and $101.4 million for the six-months ended June 30, 2010.  Capital expenditures are expected to approximate $240 million for the year, including $170 million in exploration and $70 million in development spending.  Capital spending will continue to be driven by opportunities and managed based on market conditions and funded through cash flow from operations, participation by partners in exploration and development projects and potentially, other financings.

Net abandonment expenditures, which include scheduled conventional and hurricane-related work, totaled $24.1 million for the second quarter of 2010 and $41.6 million for the six months ended June 30, 2010.  Abandonment expenditures are expected to approximate $130 million in 2010, including $50 million associated with hurricane damage reclamation work for which McMoRan expects reimbursement under its insurance program.  Since 2009, McMoRan has recorded gains totaling $33.8 million, including $9.2 million in the second quarter of 2010, associated with insurance recoveries related to the 2008 hurricane events in the Gulf of Mexico and continues to pursue reimbursement of other hurricane-related abandonment costs under its insurance program.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas in the shallow waters of the Gulf of Mexico Shelf and onshore in the Gulf Coast area.  Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

-----------------------------------------------------

CAUTIONARY STATEMENT: This press release contains forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, capital expenditures, reclamation costs and anticipated and potential production and flow rates.  Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update the forward-looking statements in this press release and does not intend to update these statements more frequently than quarterly.  Important factors that might cause future results to differ from results anticipated by forward-looking statements include: adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs; variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the potential adoption of new governmental regulations; the ability to satisfy future cash obligations and environmental costs; as well as other general exploration and development risks and hazards.  These and other factors are more fully described in McMoRan’s 2009 Annual Report on Form 10-K on file with the Securities and Exchange Commission (SEC), as updated by our subsequent filings with the SEC.

This press release contains a financial measure, earnings before interest, taxes, depreciation, amortization and exploration expenses (EBITDAX), commonly used in the oil and natural gas industry but not defined under GAAP. As required by SEC Regulation G, reconciliations of this measure to amounts reported in McMoRan’s consolidated financial statements are included in the supplemental schedules of this press release.

A copy of this release is available on McMoRan’s web site at www.mcmoran.com.  A conference call with securities analysts about second-quarter 2010 results is scheduled for today at 10:00 a.m. Eastern Time.  The conference call will be broadcast on the Internet along with slides.  Interested parties may listen to the conference call live and view the slides by accessing “www.mcmoran.com”.   A replay of the webcast will be available through Friday, August 20, 2010.

#     #     #

McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2010		2009	2010		2009
	(In Thousands, Except Per Share Amounts)
Revenues:
Oil and natural gas	$104,103		$94,065	$232,949		$189,147
Service	3,938		2,487	7,580		4,781
Total revenues	108,041		96,552	240,529		193,928
Costs and expenses:
Production and delivery costs a	46,439		48,800	89,224		97,846
Depletion, depreciation and amortization expense b	57,887		73,970	166,132		167,367
Exploration expenses c	10,434		46,836	22,843		75,262
(Gain) loss on oil and gas derivative contracts d	477		2,972	(3,268)		(15,886)
General and administrative expenses	10,376		10,916	24,119		23,362
Main Pass Energy Hub™ costs	242		351	575		1,116
Insurance recoveries e	(9,171)		(35)	(9,171)		(18,742)
Gain on sale of oil and gas property	(3,455)		-	(3,455)		-
Total costs and expenses	113,229		183,810	286,999		330,325
Operating loss	(5,188)		(87,258)	(46,470)		(136,397)
Interest expense, net	(9,873)		(10,275)	(20,406)		(20,941)
Other income, net	44		2,843	105		3,172
Loss from continuing operations before income taxes	(15,017)		(94,690)	(66,771)		(154,166)
Income tax expense	-		(17)	-		(33)
Loss from continuing operations	(15,017)		(94,707)	(66,771)		(154,199)
Loss from discontinued operations	(1,436)		(3,050)	(3,076)		(4,117)
Net loss	(16,453)		(97,757)	(69,847)		(158,316)
Preferred dividends and inducement payments for early
conversion of convertible preferred stock	(5,293	)f	(2,855)	(18,059	)f	(5,537)
Net loss applicable to common stock	$(21,746)		$(100,612)	$(87,906)		$(163,853)

Basic and diluted net loss per share of common stock:
Continuing operations	$(0.22)		$(1.36)	$(0.93)		$(2.24)
Discontinued operations	(0.01)		(0.04)	(0.03)		(0.06)
Net loss per share of common stock	$(0.23)		$(1.40)	$(0.96)		$(2.30)
Average common shares outstanding:
Basic and diluted	93,101		71,943	91,428		71,209

a.
Includes hurricane damage assessment and repair charges associated with the September 2008 hurricanes totaling $2.1 million and $2.7 million in the second quarter and six months ended June 30, 2010, respectively, and $3.8 million and $14.7 million in the second quarter and six months ended June 30, 2009, respectively.

b.
Includes impairment charges totaling $13.7 million and $70.7 million in the second quarter and six months ended June 30, 2010, respectively, and $14.6 million and $53.5 million in the second quarter and six months ended June 30, 2009, respectively.

c.
Includes non-productive well costs of $2.9 million and $7.5 million in the second quarter and six months ended June 30, 2010, respectively, and $38.1 million and $54.4 million in the second quarter and six months ended June 30, 2009, respectively.

d.	McMoRan’s (gain) loss on its oil and gas derivative contracts include the following (in thousands):
	Second Quarter		Six Months
	2010	2009	2010	2009
Gain on settled contracts	$(4,075)	$(16,792)	$(7,378)	$(34,872)
Mark-to-market loss	4,552	19,764	4,110	18,986
(Gain) loss on oil and gas derivative contracts	$477	$2,972	$(3,268)	$(15,886)
e.	Represents McMoRan’s share of partial payments of insurance reimbursements related to losses incurred from the September 2008 hurricanes.
f.
Includes $1.9 million of payments to induce conversion of approximately 9,600 shares of McMoRan’s 8% convertible perpetual preferred stock (8% preferred stock) into approximately 1.4 million shares of common stock in the second quarter ended June 30, 2010 and $10.8 million of payments to induce conversion of approximately 57,200 shares of 8% preferred stock into approximately 8.4 million shares of common stock in the six months ended June 30, 2010.

I

McMoRan EXPLORATION CO.
RECONCILIATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS (Unaudited)

EBITDAX is a financial measure commonly used in the oil and natural gas industry but is not a recognized accounting term under accounting principles generally accepted in the United States of America (GAAP).  As defined by McMoRan, EBITDAX reflects the company’s adjusted oil and gas operating income (loss).   EBITDAX is derived from net loss from continuing operations before other income, net; interest expense, net; income tax expense; Main Pass Energy HubTM costs; exploration expenses; depletion, depreciation and amortization expense; hurricane repair charges included in production and delivery costs; stock-based compensation charged to general and administrative expenses; insurance recoveries; gain on sale of oil and gas property; and change in fair value of oil and gas derivative contracts.  EBITDAX should not be considered by itself or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP, or as a measure of McMoRan’s profitability or liquidity.  Because EBITDAX excludes some, but not all, items that affect net income (loss), the computation of this non-GAAP financial measure may be different from similar presentations of other companies, including oil and gas companies in our industry.  As a result, the EBITDAX data presented below may not be comparable to similarly titled measures of other companies.

McMoRan’s management utilizes both the GAAP and non-GAAP results presented in this news release to evaluate McMoRan’s performance and believes that comparative analysis of results are useful to investors and other internal and external users of our financial statements in evaluating our operating performance, and such analysis can be enhanced by excluding the impact of these items to help investors meaningfully compare our results from period to period.  The following is a reconciliation of reported amounts from net loss applicable to common stock to EBITDAX (in thousands):

	Second Quarter		Six Months
	2010	2009	2010	2009
Net loss applicable to common stock, as reported	$(21,746)	$(100,612)	$(87,906)	$(163,853)
Preferred dividends and inducement payments for early
conversion of convertible preferred stock	5,293	2,855	18,059	5,537
Loss from discontinued operations	1,436	3,050	3,076	4,117
Loss from continuing operations, as reported	(15,017)	(94,707)	(66,771)	(154,199)

Other income, net	(44)	(2,843)	(105)	(3,172)
Interest expense, net	9,873	10,275	20,406	20,941
Income tax expense	-	17	-	33
Main Pass Energy HubTM costs	242	351	575	1,116
Exploration expenses	10,434	46,836	22,843	75,262
Depletion, depreciation and amortization expense	57,887	73,970	166,132	167,367
Hurricane repair charges included in production and
delivery costs	2,115	3,831	2,652	14,676
Stock-based compensation charged to general and
administrative expenses	1,594	1,446	6,524	4,566
Insurance recoveries	(9,171)	(35)	(9,171)	(18,742)
Gain on sale of oil and gas property	(3,455)	-	(3,455)	-
Change in fair value of oil and gas derivative contracts	4,552	19,764	4,110	18,986
EBITDAX	$59,010	$58,905	$143,740	$126,834

II

McMoRan EXPLORATION CO.
OPERATING DATA (Unaudited)

	Second Quarter		Six Months
	2010	2009	2010	2009
Sales volumes:
Gas (thousand cubic feet, or Mcf)	9,802,800	11,206,000	21,041,600	23,371,600
Oil (barrels)	626,400	751,500	1,317,900	1,500,700
Plant products (per Mcf equivalent) a	1,447,600	1,301,700	3,196,600	2,419,800
Average realizations:
Gas (per Mcf)	$ 4.66	$ 3.92	$ 5.12	$ 4.42
Oil (per barrel)	76.20	58.24	76.28	49.59

a.
Results include approximately $10.6 million and $24.5 million of revenues associated with plant products (ethane, propane, butane, etc.) during the second quarter and six months ended June 30, 2010, respectively.  Plant product revenues for the comparable prior year periods totaled $6.2 million and $11.2 million.  One Mcf equivalent is determined using an estimated energy content differential ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids.

III

McMoRan EXPLORATION  CO.
CONDENSED BALANCE SHEETS (Unaudited)

	June 30,	December 31,
	2010	2009
	(In Thousands)
ASSETS
Cash and cash equivalents	$217,028	$241,418
Accounts receivable	88,119	79,681
Inventories	40,934	47,818
Prepaid expenses	4,564	14,457
Fair value of oil and gas derivative contracts	3,475	8,693
Current assets from discontinued operations, including restricted cash
of $3,600 and $470, respectively	3,692	825
Total current assets	357,812	392,892
Property, plant and equipment, net	726,952	796,223
Restricted cash	49,183	41,677
Deferred financing costs and other assets	10,067	11,931
Long-term assets from discontinued operations	2,992	6,159
Total assets	$1,147,006	$1,248,882

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$67,180	$66,544
Accrued liabilities	69,812	51,945
Accrued interest and dividends payable	8,989	8,535
Current portion of accrued oil and gas reclamation costs	157,818	106,791
Fair value of oil and gas derivative contracts	128	1,237
Current portion of accrued sulphur reclamation costs (discontinued operations)	9,500	8,300
Current liabilities from discontinued operations	1,709	1,183
Total current liabilities	315,136	244,535
5¼% convertible senior notes	74,720	74,720
11.875% senior notes	300,000	300,000
Accrued oil and gas reclamation costs	224,964	321,920
Other long-term liabilities	17,173	16,602
Accrued sulphur reclamation costs (discontinued operations)	18,146	19,152
Other long-term liabilities from discontinued operations	6,143	6,145
Total liabilities	956,282	983,074
Stockholders' equity a	190,724	265,808
Total liabilities and stockholders' equity	$1,147,006	$1,248,882

a.
Includes 1,589,340 shares of McMoRan's 6¾% Mandatory Convertible Preferred Stock (6¾% preferred stock) ($158.9 million liquidation preference) which automatically convert on November 15, 2010, into between approximately 10.7 million and 12.8 million common shares. The conversion rate depends on the applicable average closing market price of McMoRan's common stock over the 20-trading-day period beginning on October 14, 2010, and ending on November 10, 2010. If the applicable average closing market price of McMoRan's common stock is above $14.88, then the conversion rate per $100 face amount of the 6¾% preferred stock will be 6.7204. The conversion rate would be 8.0645 if the applicable average closing market price of McMoRan's common stock is below $12.40. For average McMoRan common stock prices greater than or equal to $12.40 and equal to or less than $14.88, the conversion rate will be equal to $100 divided by McMoRan's average closing common stock price during the 20-trading-day period.

IV

 McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30,
	2010	2009
	(In Thousands)
Cash flow from operating activities:
Net loss	$(69,847)	$(158,316)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations	3,076	4,117
Depletion, depreciation and amortization expense	166,132	167,367
Exploration drilling and related expenditures	7,471	54,370
Compensation expense associated with stock-based awards	12,657	9,180
Amortization of deferred financing costs	1,862	1,862
Change in fair value of oil and gas derivative contracts	4,110	18,986
Reclamation expenditures, net of prepayments by third parties	(41,632)	(25,522)
Increase in restricted cash	(7,506)	(7,537)
Gain on sale of oil and gas property	(3,455)	-
Other	556	(47)
(Increase) decrease in working capital:
Accounts receivable	(7,588)	5,461
Accounts payable and accrued liabilities	11,086	(10,007)
Prepaid expenses and inventories	16,775	(4,728)
Net cash provided by continuing operations	93,697	55,186
Net cash used in discontinued operations	(2,164)	(1,655)
Net cash provided by operating activities	91,533	53,531

Cash flow from investing activities:
Exploration, development and other capital expenditures	(101,436)	(84,331)
Proceeds from sale of oil and gas property	2,920	-
Net cash used in continuing operations	(98,516)	(84,331)
Net cash activity from discontinued operations	-	-
Net cash used in investing activities	(98,516)	(84,331)

Cash flow from financing activities:
Dividends paid and inducement payments on early conversion
of convertible preferred stock	(17,589)	(5,365)
Proceeds from exercise of stock options and other	182	-
Net proceeds from the sale of common stock	-	84,934
Net proceeds from the sale of 8% convertible perpetual preferred
stock	-	83,228
Net cash (used in) provided by continuing operations	(17,407)	162,797
Net cash activity from discontinued operations	-	-
Net cash (used in) provided by financing activities	(17,407)	162,797
Net (decrease) increase in cash and cash equivalents	(24,390)	131,997
Cash and cash equivalents at beginning of year	241,418	93,486
Cash and cash equivalents at end of period	$217,028	$225,483

V